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                                                                    Exhibit 23.1



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Pillowtex Corporation:

We consent to the incorporation by reference in Registration Statements (nos. 33-65408, 33-84624, 33-81478, 333-39191 and 333-57727) on Form S-8 of Pillowtex
Corporation of our report dated February 15, 2000, except for Note 11, as to which the date is March 31, 2000, relating to the consolidated balance sheets of Pillowtex Corporation and subsidiaries as of January 2, 1999 and January 1, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended January 1, 2000, and related schedule, which report is included in the January 1, 2000 annual report on Form 10-K of Pillowtex Corporation.




                                             KPMG LLP



Dallas, Texas
March 31, 2000